Exhibit 3.43

CERTIFICATE OF FORMATION

OF

RUNABOUT, LLC

FIRST: The name of the limited liability company is Runabout, LLC.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Runabout, LLC this 18th day of January 2008.

By:	/s/ Fred Grumman
Name:	Fred Grumman
Authorized Person